Exhibit 10.6

MEREO BIOPHARMA GROUP PLC

AND

JOHN RICHARD AND

JOHN RICHARD & ASSOCIATES, LLC

CONSULTANCY AGREEMENT

CONSULTANCY AGREEMENT

This consultancy agreement (this “Agreement”) has been entered into this 23rd day of January 2019 and shall replace the agreement between the Parties dated 1 February 2018.

BETWEEN

(1)	Mereo BioPharma Group plc, a company registered in England and Wales, having its registered address at One Cavendish Place, London, W1G OQF (hereinafter referred to as the “Company”); and

(2)

John Richard & Associates, LLC, a company organised under the laws of Georgia, having its registered address at 21 West Andrews Drive, Atlanta, GA 30305, USA (hereinafter referred to as the “Consultant”).

(3)	John Richard of 21 West Andrews Drive, Atlanta, GA 30305, USA (hereinafter referred to as the “Executive”)

The Company, the Executive and the Consultant are hereinafter collectively referred to as the “Parties”, or individually as “Party”.

“Associates” means the Company and/or any other subsidiary, holding company or subsidiary of a holding company of the Company.

1	Background

1.1	The Company conducts pharmaceutical licensing, development, and commercialization.

1.2	The Parties have agreed to enter into this Agreement concerning consultancy services related to business development, strategic advice, and transaction management.

2	Scope of the Services

2.1

The Consultant shall provide the services of the Executive to the Company and the Consultant shall perform consultancy services (the “Services”) for the Company in accordance with the terms and conditions of this Agreement and the specification set out in Appendix 1. The Consultant shall perform the Services to the extent either requested by the Company or otherwise beneficial to the Company.

2.2	The Consultant’s relationship with the Company is that of an independent contractor and the Consultant will operate from its own business premises for the purposes of this Agreement.

3	Remuneration

3.1	In exchange for the Services, the Company will pay the Consultant as outlined in Appendix 2.

3.2	Payment shall be made not later than thirty (30) days following receipt of an invoice addressed to the Company or its Associates.

4	Performance

4.1	The Parties shall at all times co-operate and communicate with each other in conjunction with the performance of the Services.

4.2	The Consultant represents, warrants and undertakes to the Company and its Associates that it shall :

(a)	Perform and procure the Executive perform the Services with all reasonable care and skill and in a professional manner;

(b)	not engage any sub-contractors without the Company’s consent;

(c)

in performing the Services the Consultant and the Executive will not infringe the rights of or breach any of their respective obligations to any third party and the Consultant and the Executive will use all reasonable endeavours to comply with any relevant laws and regulations relating to the business of the Company;

(d)

advise the Company as soon as it becomes aware, whether at the date of this Agreement or at any time afterwards that the provision of the Services by it could result in a conflict of interest for the Consultant and/or the Executive; and

(e)	procure that the Executive shall provide the Company with such information regarding the Services as the Company may reasonably require;

5	Indemnification and Cap on Liability

5.1

The Company shall indemnify, defend and hold harmless Consultant from and against any liability, damage, loss or expense incurred by or imposed upon such Consultant in connection with any claims, suits, actions, demand or judgements arising out of performance of the Services except to the extent that such liability, damage, loss or expense occurs from any negligent act or omission, breach of contract or failure to follow applicable laws by the Consultant or the Executive.

5.2	The maximum aggregate liability of the Consultant to the Company under this Agreement shall not exceed the total amount of remuneration paid by the Company to the Consultant under this Agreement.

6	Intellectual Property Rights

6.1

All intellectual property rights—irrespective of form -, including but not limited to patents and copyrights and the result of know-how, that arise in connection with the performance of the Services shall – without additional remuneration – become and remain the property of the Company. The Company shall furthermore be entitled to freely develop or modify such intellectual property rights as well as to sublicense and transfer such intellectual property rights to a third party.

6.2

All material and results—irrespective of form—that the Consultant produces in connection with performance of the Services shall – without additional remuneration – become and remain the property of the Company.

6.3

The Consultant agrees and undertakes to execute all such deeds and documents that, in the Company’s sole discretion, are necessary or desirable in order for the Company to be able to protect, register, maintain and in any other way be able to fully enjoy the Company’s rights referred to under this Section 6.

6.4

During the term of the Agreement, as well as after the termination thereof, the Consultant shall not be entitled to, either directly or indirectly, utilise material, results or rights covered by sections 6.1 and 6.2 above, unless the Company has agreed thereto in writing.

6.5	The Consultant undertakes to return all material, documentation and other property of the Company at the termination of the Agreement.

6.6

Without prejudice to the generality of the remaining provisions of this clause 6, in consideration of the Company entering into this Agreement, the Consultant and the Executive assign to the Company for all purposes the copyright and (to the extent capable of assignment under this sub-clause) any and all other intellectual property rights in or relating to the materials and results that the Consultant produces in connection with performance of the Services

7	Term and termination

7.1

This Agreement shall take effect on 23rd January 2019 and will remain in effect until 31 January 2020 whereupon the Agreement shall terminate automatically and without notice unless either of the Parties has terminated the Agreement prior to the end of the term of the Agreement, by providing written notice of 6 months. However, sections 6, 8, and 16 shall remain in effect following the termination of this Agreement.

7.2	The Company shall be entitled to terminate this Agreement immediately where the Consultant:

(a)	has neglected its duties with respect to the Services; or

(b)	has committed a material breach of the Agreement; or

(c)

if the Consultant shall at any time be prevented by the Executive’s illness or accident or other incapacity from providing his services under this Agreement for a period of two consecutive months or for more than 60 working days in any consecutive 12 months; or

(d)	is declared bankrupt, submits an application for a company reorganisation order, enters into liquidation, suspends its payments or is otherwise deemed insolvent.

The Consultant shall be entitled to receive any outstanding remuneration payable with respect to the Services provided prior to termination of the Agreement.

7.3	The Consultant shall be entitled to terminate the Agreement forthwith if the Company:

(a)	has committed a material breach of the Agreement; or

(b)	is declared bankrupt, submits an application for a company reorganisation order, enters into liquidation, suspends its payments or is otherwise deemed insolvent.

The Consultant shall be entitled to receive any outstanding remuneration payable with respect to the Services provided prior to termination of the Agreement.

8	Confidentiality

8.1

Definition of Confidential Information. “Confidential Information” as used in this Agreement shall mean any and all technical and non-technical information related to the current, future and proposed products and services of the Company, its suppliers and customers, and includes, without limitation, its respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information.

8.2

Nondisclosure and Nonuse Obligations. Consultant and the Executive will use the Confidential Information solely to perform the Services for the benefit of the Company. Consultant agrees that Consultant and Executive shall treat all Confidential Information of the Company with the same degree of care as Consultant accords to Consultant’s own Confidential Information, and Consultant represents that Consultant exercises reasonable care to protect Consultant’s own Confidential Information. Consultant will immediately give notice to the Company of any unauthorized use or disclosure of the Confidential Information. Consultant agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

8.3

Exclusions from Nondisclosure and Nonuse Obligations. Consultant’s obligations under Section 8.2 with respect to any portion of Confidential Information shall not apply to any information that (a) was in the public domain at or subsequent to the time it was communicated to Consultant by the disclosing party through no fault of Consultant, (b) was rightfully in Consultant’s possession at or subsequent to the time it was communicated to Consultant by the disclosing party, (c) is disclosed at any time to Consultant from a third party having the legal right to disclose it, (d) was developed by Consultant independently of and without reference to any information communicated to Consultant by the disclosing party, or (e) is being disclosed by Consultant in response to a valid order by a court or other governmental body, or otherwise as required by law, or as necessary to establish the rights of either party under this Agreement.

8.4

Upon written request by the Company ar any time and in any event upon termination of this Agreement the Consultant and the Executive shall and the Consultant shall procure that the Executive shall (subject to any applicable legal requirements) (i) immediately deliver to the Company all Confidential Information which is capable of delivery or (ii) destroy or permanently erase all Confidential Information, (iii) immediately deliver up all materials, documents, papers, records and other property of the Company or any Associate or any of their resective customers, clients, investors or suppliers in its or his possession or under its or his control and shall not retain any copies thereof.

9	Competition

The Consultant performs services for several clients as part of its consultancy business. The Consultant, however, undertakes not to and shall procure that the Executive shall not take on any new assignments that are competing with the activities of the Company without prior written consent from the Company. Should the Company not give such consent, the Consultant may not accept the assignment during the term of the Agreement.

10	Amendments and Supplements

This Agreement may only be amended or supplemented by an instrument in writing duly executed by or on behalf of the Parties.

11	Assignment of the Agreement

This Agreement shall not be assignable by either of the Parties without the prior written consent of the other Party.

12	Waiver

12.1

No failure or delay on the part of either party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right or remedy under this Agreement preclude the exercise of any other right or remedy as the case may be. The rights and remedies provided in the Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

13	Rights of Third Parties

Except as expressly stated in this Agreement, a person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

14	Governing Law

This Agreement shall be governed by and construed in accordance with English law. Each of the Parties submits to the exclusive jurisdiction of the English courts for all purposes relating to this Agreement.

This Agreement has been duly executed in two (2) original counterparts.

Date:	23 January 2019	Date:	23 January 2019

MEREO BIOPHARMA GROUP PLC		John Richard & Associates, LLC

/s/ Denise Scots-Knight		Date:	23 January 2019

John P. Richard

/s/ John P. Richard

Appendix 1 - Services

The Services consist of business development, strategic advice, and transaction management including but not limited to the following tasks:

•	Advisor to the Company’s management team on business development strategies.

•	Preparation and attendance in face to face as well as telephone conferences with the Company’s management and various companies on potential business opportunities.

•	In coordination with the Company’s management team, negotiation of structure and terms of business transactions involving Company products and potential in-licensing/acquisition opportunities.

•	Meetings with legal and other advisors in relation to business opportunities (face to face as well as telephone conferences).

•	Attendance at key conferences as agreed with the senior management of the Company

Appendix 2 - Remuneration

Retainer: The Company will pay Consultant a retainer of $25,550 per month.

The Parties also agree that upon achievement of agreed upon goals, Consultant will be eligible for a one off discretionary payment payable by the Company to the Consultant in respect of the preceding twelve month period.

The Company shall reimburse the Consultant for reasonable costs incurred, such as travel expenses arising from the Consultant’s performance of the Services conducted in accordance with the Company’s instructions. Any costs exceeding USD five hundred ($500) are not payable unless approved by the Company in writing in advance.